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  As filed with the Securities and Exchange Commission on February 12, 1997
                                                    Registration No. 333-21575


                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------


                              Amendment No. 1 to


                                    Form SB-2

             Registration Statement Under The Securities Act of 1933

                              MIKE'S ORIGINAL, INC.
       (Exact name of small business issuer as specified in its charter)

   Delaware                         2024                      11-3214529
(State or Jurisdiction     (Primary Standard Industrial      (IRS Employer
of Incorporation or        Classification Code Number)   Identification Number)
Organization)

                                        Michael Rosen
                                        Chief Executive Officer
                                        Mike's Original, Inc.
     131 Jericho Turnpike               131 Jericho Turnpike
     Jericho, New York 11753            Jericho, New York 11753
     (516) 334-8500                     (516) 334-8500

 (Address and telephone number          (Name, address and telephone number
 of principal executives and             of agent for service)
 principal place of business)

                                   Copies to:

     Adam S. Rosenberg, Esq.                   Michael Beckman, Esq.
     Blau, Kramer, Wactlar & Lieberman, P.C.   Beckman & Millman, P.C.
     100 Jericho Quadrangle, Suite 225         116 John Street
     Jericho, New York 11753                   New York, New York 10038
     (516) 822-4820                            (212) 227-6777
     (516) 822-4824 Fax                        (212) 227-1486 Fax

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[ ]-------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [X].

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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Offices

   See "Management -- Personal Liability and Indemnification of Directors".

Item 25.  Other Expenses of Issuance and Distribution

   The estimated expenses of the distribution, all of which are to be borne by the Company, are as follows:

SEC Registration Fee. . . . . . . . . . . . . . . . .         $    6,837
NASD Filing Fee . . . . . . . . . . . . . . . . . . .              2,756
Philadelphia Stock Exchange Fee . . . . . . . . . . .              7,500
Blue Sky Fees and Expenses. . . . . . . . . . . . . .             35,000
Transfer Agent Fees . . . . . . . . . . . . . . . . .              5,000
Accounting Fees and Expenses. . . . . . . . . . . . .             75,000
Legal Fees and Expenses . . . . . . . . . . . . . . .            175,000
Printing and Engraving. . . . . . . . . . . . . . . .             60,000
Underwriter's Non-Accountable
   Expense Allowance. . . . . . . . . . . . . . . . .            103,000
Miscellaneous . . . . . . . . . . . . . . . . . . . .             54,907
                                                           -------------
   Total. . . . . . . . . . . . . . . . . . . . . . .      $     525,000
                                                           =============

Item 26.  Recent Sales of Unregistered Securities

     1. In May 1994, the Company issued an aggregate of 1,133,333 shares of Common Stock to its founding stockholders. This was a transaction by the issuer not involving any public offering which was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     2. From November 1994 to May 1995, the Company issued an aggregate of approximately 180,667 shares of Common Stock to 206 purchasers. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 3(b) thereof and Rule 504 of Regulation D promulgated pursuant thereto.

     3. In April 1995, the Company issued 5,128 shares of its Common Stock to a consultant in consideration of his efforts in assisting in various matters for the Company during the fiscal year ended March 31, 1994 and 1995. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     4 In September 1995, the Company issued 7,179 shares of its common stock to certain individuals for services rendered on behalf of the Company during the nine month period ending December 31, 1995. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     5. In February 1996, the Company issued $325,000 principal amount of 12% convertible notes payable in August 1996 to four purchasers thereof. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.


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     6. In October 1996, the Company issued 19,231 shares of Common Stock to two consultants as payment for services rendered during the year ended December 31, 1996. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     7. In May 1996, the Company issued two 10% notes each in the amount of $50,000 to two purchasers. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     8. In May 1996, the Company issued 50,000 shares of Common Stock to certain persons for services rendered. These transactions by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     9. In June through September 1996, the Company sold $1,537,500 principal amount of Second Private Placement Units, each Second Private Placement Unit consisted of one $2,500 principal amount of 12% promissory notes and 7,500 shares of Common Stock, to 36 persons, including the exchange of the notes referred to in paragraph 3, in private transactions by the issuer not involving any public offering which were exempt from registration requirements under the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated pursuant thereto.

     10. In December 1996, the Company issued an 8% convertible promissory note in the amount of $225,000, which is convertible at the option of the holder into 200,000 shares of Common Stock. This transaction by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     11. In January 1997, the Company issued an 8% convertible promissory note in the amount of $100,000, which is convertible at the option of the holder into 78,431 shares of Common Stock. This transaction by the Company did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.


Item 27.  Exhibits.

1.1   Form of Underwriting Agreement.(**)
1.2   Form of  Agreement Among Underwriters.(**)
1.3   Form of Selling Agreement.(**)
3.1   Restated Certificate of Incorporation  of the Registrant.(**)
3.2   By-laws of the Registrant.(**)
4.1   Specimen Common Stock Certificate. (*)
4.2   Form of Warrant Agreement (including Warrant Certificate).(**)
4.3   Form of Underwriter's Purchase Option.(**)
5.1 Form of Opinion and Consent of Blau, Kramer, Wactlar & Lieberman, P.C. regarding the legality of the securities being registered. (*)
10.1  Lease Agreement dated March 24, 1994 between the Registrant and Donald
      E. Axinn, as amended.(**)
10.2  1995 Long Term Incentive Plan.(**)
10.3  1996 Non-Qualified Stock Option Plan.
10.4 Employment Agreement dated June 1, 1995 between the Registrant and Michael Rosen, as amended.(**)
10.5 Employment Agreement dated November 1, 1996 between the Registrant and Martin Weiss.(**)
10.6 Consulting Agreement dated November 4, 1996 the Registrant and Steven A. Cantor.(**)
10.7 Consulting Agreement dated November 1, 1996 between the Registrant and Alma Management Corp.(**)
10.8  Form of Second Private Placement Note.(**)
10.9  Form of Second Private Placement Unit Subscription Agreement.(**)


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10.10 Form of Indemnification Agreement between the Company and its officers and directors.(**)
10.11 Credit Agreement dated April 10, 1996, as amended, between the
      Registrant and The Penn Traffic Company.(**)
10.12 Manufacturing, Delivery & Pricing Agreement dated as of September 11,
      1996 between the Registrant and Fieldbrook Farms.(**)
10.13 Distribution Agreement between the Registrant and Kraft Pizza Company.(**)
10.14 Distribution Agreement between the Registrant and Kraft Foods, Inc.(**)
10.15 Form of Consulting Agreement between the Company and the Underwriter. (*)
11    Earnings Per Share.(**)
16    Letter re: Change of Accountant. (*)
23.1  Consent of Blau, Kramer, Wactlar & Lieberman, P.C.  (included in
      Exhibit 5.1). (*)
23.2  Consent of Grant Thornton LLP(**)
25.1  Powers of Attorney.(**)
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(*) To be filed by amendment
(**) Previously filed

Item 28.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i)   Include any prospectus required by Section 10(a)(3) of the Securities
        Act;
  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
  (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
      (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.



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                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in Jericho, New York on the 12th day of February, 1997.


                                       MIKE'S ORIGINAL, INC.

                                       /s/ Michael Rosen
                                       By:Michael Rosen, Chairman of the Board,
                                       Chief Executive Officer


     In accordance   with  the   requirements   of  the  Securities  Act,  this
registration statement was signed by the following persons in the capacities indicated on February 12, 1997.


          Signatures                                Title
          ----------                                -------

/s/ Michael Rosen
_______________________________    Chairman of the Board, Chief Executive
Michael Rosen                      Officer, President


          *
_______________________________    Vice President-Finance,
Frederic D. Heller                 Chief Financial Officer and Director


          *
_______________________________    Director
Martin Pilossoph


          *
_______________________________    Director
Arthur G. Rosenberg